EXHIBIT 2.2


                                CONTRACT FOR SALE

         AGREEMENT made this 6th day of June, 1997, between COOK-WHITEHEAD FORD, INC. ("Corporation"), CHARLES WHITEHEAD ("Shareholder") and MEALEY ACQUISITIONS, INC., or its assigns ("Buyer").

         The parties have reached an understanding with respect to the sale and purchase of all of the issued and outstanding common stock of Corporation (the "Stock"), and the obligations of Corporation, Shareholder and Buyer in connection therewith.

         IT IS THEREFORE AGREED:

         1. PURCHASE PRICE. The Shareholder agrees to sell, and the Buyer agrees to purchase, all of the Stock and as consideration therefor to pay Eight Million Dollars ($8,000,000.00) plus the FIFO net book value (as such term is used in the retail automobile sales business) of the Corporation as reflected in the Closing Date Balance Sheet (as defined below) subject to adjustment as provided below in Paragraph 3, to be paid as follows:

             (a) One Hundred Thousand Dollars ($100,000.00) shall be paid as a deposit in Trust to Shutts & Bowen LLP, to be held pursuant to the terms of this Agreement.

             (b) Four Million Nine Hundred Thousand Dollars ($4,900,000.00) plus the deposit shall be paid in cash (to the Shareholder) upon the Closing; and

             (c) A promissory note (in the form attached as EXHIBIT "A") in the amount of the balance of the purchase price shall be delivered to the Shareholder upon the Closing. The promissory note shall bear interest at the prime rate of interest of SunTrust Banks, Orlando, Florida, and the note shall be due and payable in a lump sum on the earlier of (i) the date of an Initial Public Offering (IPO) of an affiliate of the Buyer, or (ii) one (1) year from the Closing Date. In the event an IPO occurs within one (1) year of the Closing Date, One Million Dollars ($1,000,000.00) of the principal amount of the note shall, at the Buyer's election, be payable in unregistered stock of the IPO entity on the effective date of the IPO, bearing the restrictive legend customarily placed on securities that have not been registered under applicable state and federal securities laws and the balance of the note, together with all accrued unpaid interest thereon, shall be paid in cash to the Shareholder. If requested by Shareholder, Buyer shall provide a letter of credit or equivalent security acceptable to Shareholder as security for the amount of the promissory note, and Buyer agrees to execute all appropriate security documents, including without limitation, a security agreement and financing statement to evidence the security given to the Shareholder; provided,

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             however no additional security shall be required in the event Buyer provides a letter of credit.

         2. EARNEST MONEY. Buyer has paid herewith to Shutts & Bowen, L.L.P, as Escrow Agent, an earnest money deposit in the sum of One Hundred Thousand Dollars ($100,000.00) in connection with the transaction contemplated hereby. The earnest money shall be held pursuant to an Escrow Deposit Agreement (in the form attached as EXHIBIT "B") and invested in a non-interest or interest bearing account pending its disposition in accordance with the terms of this Agreement.

         3. CONDITIONS. (a) The purchase price for the Stock set forth in Paragraph 1 above is based on the FIFO net book value of the Corporation, which Shareholder represents to the Buyer will be Two Million Eight Hundred Thousand Dollars ($2,800,000) as of the Closing. The Buyer may cause to be taken a physical inventory of the assets of the Corporation prior to Closing, and Buyer and Shareholder shall agree upon a balance sheet as of the date of Closing (the "Closing Date Balance Sheet"). The purchase price shall be adjusted upwards by the amount by which the FIFO net book value of the Corporation as determined in the Closing Date Balance Sheet is greater than Two Million Eight Hundred Thousand Dollars ($2,800,000) and adjusted downwards by the amount by which the FIFO net book value of the Corporation as determined in the Closing Date Balance Sheet is less than Two Million Eight Hundred Thousand Dollars ($2,800,000).

         (b) In determining the FIFO net book value of the Corporation for purposes of the Closing Date Balance Sheet, Generally Accepted Accounting Principles, consistently applied shall be utilized by the parties. In the event the Buyer and Shareholder cannot agree on the Closing Date Balance Sheet, they shall each choose a certified public accountant to whom they shall submit the items in dispute for a determination by said accountant(s) which shall be binding on Shareholder and Buyer. If the two accountants so selected cannot agree and the difference exceeds $100,000, they shall select a third certified public accountant whose decision shall be final. For purposes of this Agreement the following methods of valuation shall be deemed to be in accordance with Generally Accepted Accounting Principles for the purpose of determining the amounts to be reflected on the Closing Date Balance Sheet:

             (1) PARTS, ACCESSORIES, AND MISCELLANEOUS SUPPLIES. All the new, genuine, original, unopened, current and unused Ford factory parts and accessories which could be returned to the manufacturer by the Corporation shall be valued at a price as defined in subparagraph (A) below. Damaged or obsolete parts shall not be required to be included in the valuation and if any such parts are excluded they shall be distributed to the Shareholder. The Corporation's miscellaneous service supplies and inventories shall be valued at the Corporation's cost of such items. Said items shall appear on an inventory list prepared by Buyer and Corporation prior to the Closing Date. The inventory list shall be incorporated herein and made a part hereof the same as if fully set forth herein and designated as SCHEDULE "1".

                   (A) Buyer and Corporation shall determine the value for the parts referenced in Paragraph (1) above, per an inventory at prices which shall be determined by the most current Manufacturer's Parts Catalog Price prior to Closing. Buyer may include in the valuation any parts and inventories not required to be

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             purchased by Paragraph 1 as shall be determined by good faith negotiations between Buyer and Shareholder. Shareholder agrees that no additions or deletions shall be made in such stocks except in the ordinary course of Corporation's business, and further, to keep adequate records of such additions and deletions, which records shall be made available to Buyer for review and verification upon reasonable request. Buyer and Shareholder shall each pay for one-half (1/2) of the cost of the inventory if an independent inventory service is engaged by the parties to complete the physical inventory.

             (2) NEW VEHICLES. The 1997 and later years new and warrantable Ford vehicle inventory and up to five (5) Ford demonstrator vehicles shall be valued at a price equal to the sum of Corporation's original factory invoice cost plus the cost of dealer installed items and less any rebates, holdbacks (including supplemental holdback or year end carryover allowances), incentive payments (including incentives and advertising allowances) paid or payable to Corporation prior to the Closing by the manufacturer for any reason except interest credit support with respect to these vehicles or pre-delivery inspection credits received if the work is not performed as of Closing. For the purpose of the foregoing provisions, the cost of dealer installed items shall be equal to the Corporation's actual cost of the installed item plus labor charges for installation computed at the charge customarily placed on Corporation's vehicle inventory records.

                   (A) It is further agreed that in the event any vehicle
             referred to in this paragraph shall have been damaged prior to the Closing, Corporation shall have repaired such vehicle to the satisfaction of Buyer, or in the event any such vehicle has not been repaired, Corporation and Buyer shall agree on the cost to recover such repairs, which cost shall be deducted from the value referred to herein. In the event Corporation and Buyer cannot agree on the cost of repairs, Buyer shall have no obligation to include in the valuation any such vehicle or vehicles and Shareholder shall be provided title to such specific vehicles. Further, Buyer may include in the valuation in connection with the determination of the purchase price, 1996 new Ford and any warrantable demonstrator Ford vehicles (in excess of five (5) vehicles) at such actual cash price for each vehicle as shall be determined by good faith negotiations between Buyer and Corporation. In the event of a failure of the parties to agree on such vehicle values, Buyer may elect not to include in the valuation such specific vehicles, in which case Shareholder shall be provided title to such specific vehicles. Any new vehicle with over 200 miles on the odometer shall be considered a demonstrator vehicle. The new and demonstrator automobiles to be valued pursuant to this paragraph shall be listed in SCHEDULE "2"-NEW AND DEMONSTRATOR INVENTORY to be prepared by Corporation and Buyer prior to the Closing and initialed by them at the Closing. Said Exhibit shall show the value of each vehicle computed as set forth above.

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                   (3) USED VEHICLES. The valuation of Corporation's used
             vehicle inventory as of the Closing shall be at such actual cash wholesale value for each vehicle as shall be determined by good faith negotiations between Buyer and Shareholder. In the event of a failure to agree on the aggregate of the entire used vehicle inventory, none of the used vehicles shall be included in such inventory, and Shareholder shall be provided title to all used vehicles. The used automobiles to be valued pursuant to this paragraph shall be listed in SCHEDULE "3"-USED VEHICLES INVENTORY to be prepared by Corporation and Buyer prior to the Closing and initialed by them at the Closing. Said Exhibit shall show the agreed valuation price of each vehicle.

         4. EXAMINATION OF RECORDS. For a period of 30 days after the execution of this Agreement, Corporation will allow the Buyer, its counsel and other representatives of Buyer full access during normal business hours, or such other reasonable times, to all the books, tax returns, both federal, state and local, records, files, documents, assets, properties, contracts and agreements of the Corporation, and Corporation shall furnish the Buyer, its officers and representatives with all information concerning the affairs of such Corporation which may be reasonably requested. The Buyer agrees that it will use its best efforts to prevent its review of the foregoing materials from causing any disruption of the business of the Corporation. The Buyer shall exercise its general rights under this provision to ascertain that the business is generally as represented by the financial statement of the Corporation dated March 31, 1997, which has been furnished to Buyer. The Buyer may, on or before thirty (30) days from the date of this Agreement, cancel this Agreement if the results of the Buyer's investigation reveal material discrepancies from that represented in the financial statements and in such event the earnest money deposit paid herewith shall be returned to the Buyer.

         5. FAILURE TO CONSUMMATE SALE. In the event the Buyer fails to consummate the purchase of the Stock from the Shareholder for any reason except that described in Paragraph 4 or the failure of a condition precedent as set forth in Paragraph 11, the earnest money deposit paid this date shall be forfeited and shall be paid to the Shareholder as liquidated damages. In the event the Shareholder fails to consummate the sale of the Stock for any reason except the default of Buyer under this Agreement, the Buyer may require specific performance of this Agreement by the Corporation and Shareholder in any court of competent jurisdiction, in addition to any other rights or remedies which Buyer may have at law or in equity.

         6. CLOSING. The closing of the sale shall take place at the offices of the Corporation in Panama City, Florida, or such other place mutually agreed by the parties on or before forty-five (45) days after the date of execution hereof, unless extended by the mutual written agreement of Buyer and Shareholder. At the Closing, Shareholder shall deliver to the Buyer, free and clear of all liens, encumbrances and restrictions, an assignment of the Stock, an updated title commitment reflecting no changes from that provided in Paragraph 11(c) below, the Shareholder's resignation as Ford Dealer-Operators, if requested, and such other documents as required by this Agreement. Upon such delivery, the Buyer shall deliver to the Shareholder, a certified or cashier's check payable to the order of the Shareholder or a wire transfer of funds fully completed to an account and bank as directed by the Shareholder for the total purchase price, less the amount of the earnest money deposit, together with interest thereon, previously paid hereunder, and less the face amount of the promissory note, and increased or decreased, as applicable, by the amount of any adjustments as provided in Paragraph 3.


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         7. REPRESENTATIONS AND WARRANTIES. The Corporation and Shareholder,
jointly and severally, represent and warrant as follows:

            (a) ORGANIZATION AND STANDING OF CORPORATION. The Corporation is duly organized, validly existing and in good standing under the laws of the State of Florida. Copies of the Corporation's Articles of Incorporation and all amendments thereof to date, certified by the Secretary of State of Florida, and of the Corporation's Bylaws as amended to date, certified by the Corporation's Secretary, shall be delivered to the Buyer, and are complete and correct as of the date of this Agreement.

            (b) OWNERSHIP. Shareholder is the owner, free and clear of any liens, restrictions, encumbrances or rights of others, of all of the Stock. Shareholder has full right and authority to transfer said Stock to the Buyer, and there are no other shares of the Corporation owned or claimed to be owned by any other person or entity.

            (c) FINANCIAL STATEMENTS. Corporation has delivered to Buyer a copy of the financial statements of the Corporation as of March 31, 1997, a copy of which is attached as EXHIBIT "C" which present a true and complete statement of the Corporation's financial condition as of that date and an accurate representation of the results of the Corporation's operations for the period indicated and an accurate description of the Corporation's assets, fixed or otherwise. The financial statements have been prepared in accordance with Generally Accepted Accounting Principles consistently applied, and which are to be consistently applied through and including the Closing, except for the reserves reflected on such financial statements which are not in accord with Generally Accepted Accounting Principles and which shall be eliminated prior to Closing. All assets so described are correct and will remain so until Closing, except as might be affected by normal business operations of the Corporation.

            (d) ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the March 31, 1997 financial statements, the Corporation had no material liabilities of any nature, whether accrued, absolute, contingent, or otherwise, including tax liabilities due or to become due and arising out of transactions entered into or any state of facts existing prior thereto. Corporation warrants that there are no material liabilities of any nature or any material amount not fully reflected or reserved against in said statements. Further, all liabilities of the Corporation shall be current as of the date of Closing and reserved for in the Closing Date Balance Sheet. For purposes of this Agreement, the term material shall refer to any individual liability of $2,000.00 or more, or aggregate liabilities of the Corporation in excess of $10,000.00 or more.

            (e) ABSENCE OF CERTAIN CHANGES. Except as set forth in EXHIBIT "D", from March 31, 1997, and continuing through the date of Closing, the Corporation further represents that there has not been (i) any material change in the Corporation's financial condition, assets, liabilities or business, other than changes in the ordinary course of business, none of which have been materially adverse; (ii) any material damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Corporation's properties or business; (iii) any direct or indirect redemption, purchase or other acquisition of any such shares; or (iv) any labor strike of the

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Corporation by its employees, or any event or condition of any character, materially and adversely affecting the Corporation's business or prospects.

         (f) TITLE TO PROPERTIES. The Corporation has good and marketable title to all of its properties and assets, real and personal, including those reflected in the balance sheet of March 31, 1997 [except those sold or otherwise disposed of in the ordinary course of business], subject to no security interests, mortgage, pledge, lien, encumbrance or charge, except for liens shown on the Balance Sheet as securing specified liabilities set forth therein (with respect to which no default exists).

         (g) CONDITION OF PROPERTY. All of Corporation's buildings, improvements and equipment are in good operating condition and repair as of the date hereof and shall be as of the date of Closing, shall be in conformity with all applicable ordinances and regulations, and environmental, building, zoning, occupational safety and other laws. Buyer shall have the right at any time prior to Closing to inspect such equipment and ascertain its condition. Such equipment is all the equipment necessary for the operation of the Corporation's business in accordance with Ford Motor Company dealer guidelines, and all equipment currently used in the Corporation's business is owned or leased by Corporation.

         (h) ACCOUNTS RECEIVABLE. (i) Corporation shall deliver to Buyer a true and complete list, certified by Corporation, of the Corporation's accounts receivable within ten (10) days of the date of Closing. Following the Closing, if any of such accounts receivable, or any accounts receivable arising between the date of such listing and the Closing are not paid in full on or before 90 days after their due date, Shareholder shall reimburse the Corporation for all such uncollected receivables in excess of the debt reserve, set forth on the Closing Date Balance Sheet.

             (ii) Buyer shall cause diligent effort to be made to collect all such receivables, including where necessary, filing of appropriate notices and liens under applicable Florida and federal law. Buyer shall, at Shareholder's request, periodically furnish Shareholder with a schedule of unpaid accounts receivable from transactions occurring prior to the Closing Date more than ninety (90) days past due, setting forth each debtor's name, address and account balance, and shall furnish, at Shareholder's request, a schedule setting forth the action being taken to collect any such accounts receivable. Collection procedures and any costs thereof shall be borne by the Corporation and deducted from any proceeds, shall be agreed upon by Buyer and Shareholder prior to any litigation or Corporation shall not be obligated to undertake any such actions. Upon payment by Shareholder as aforesaid, Buyer shall cause such accounts to be assigned to Shareholder.

             (i) REAL ESTATE.

                 (i) Corporation has good, indefeasible and marketable title in fee simple to the real estate owned by the Corporation (the "Property'), free and clear of all liens, encumbrances,

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covenants and conditions, save and except taxes and assessments for the year
1997 and subsequent years and except for such mortgage or liens showing on the Corporation's financial statements. Such title will be insured by a title insurance company of recognized financial responsibility authorized to do business in the State of Florida, at regular rates and without exception, except for easements which benefit the Property.

                 (ii) There are no persons other than Corporation having any right to occupy the Property.

                 (iii) For a period of 30 days after the date hereof, Corporation represents that Buyer shall have the right to have the said foundation, roof, electrical systems, air conditioning and heating systems, plumbing and sprinkler systems, if any, examined by persons or entities licensed under Florida law to ascertain whether or not the same or any part thereof have been damaged or are defective in any material manner.

                 (iv) No rents or leases have been assigned, hypothecated or pledged.

                 (v) Corporation has received no notice of any violation of law or ordinances, orders, requirements or regulations of any federal, state, county and municipal or other governmental or quasi-governmental department, agency or authority relating to the Property or the use and operation thereof; and Corporation has no reason to believe that any such notice has been, may or will be sent or entered. To the best of Corporation's knowledge, Corporation has complied with, and the Property and the use and operation thereof is in compliance with, all laws, ordinances, orders, requirements, or regulations of any federal, state, county and municipal or other governmental or quasi-governmental department, agency or authority relating to the Property or the use and operation thereof.

                 (vi) There are no oil burners and oil hot water heaters or other fuel burning devices installed or in use on the Property.

                 (vii) All water, sewer, gas, electric, telephone and drainage facilities and all other utilities and public or quasi-public improvements upon or adjacent to the Property required by law or for the normal operation of the improvements on the Property are installed, are connected under valid permits, are in good working order, are adequate to serve the Property and are fully paid for, and neither the Property nor the owner thereof has any further obligation to pay any charge for or with respect to such public or quasi-public improvements except general real estate taxes and usage charges. There are no existing facts or conditions known to Shareholder which could result in the termination of any utility service to the Property. Shareholder further represents and warrants that neither Shareholder, Corporation nor their agents or affiliates have received any notice from any utility company or public or quasi-public organization which would indicate that any of the aforementioned statements with respect to the utility services for the Property are incorrect.

                 (viii) No asbestos-containing materials are or were installed in any improvements on the real property at any time, and the improvements on the property contain no

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asbestos-containing materials except as disclosed in the environmental report previously obtained by Corporation and disclosed to Buyer.

                 (ix) Except as disclosed on EXHIBIT "E", the Corporation has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation or clean-up of hazardous, toxic or polluting substances; except in accordance with applicable regulations, the Corporation has not treated, stored for more than ninety (90) days, recycled or disposed of any hazardous, toxic or polluting substances on the Property, and to the best of Corporation's knowledge, no other person has treated or stored for more than ninety (90) days, substances on any such property; no PCB's, asbestos or urea formaldehyde insulation is present at any property owned or leased by and of the Corporation; and there are no underground storage tanks, active or abandoned, on the Property.

                 (x) To the best of its knowledge, the Corporation has complied with and is not in violation of any federal, state or local law, regulation, permit, provision or ordinance relating to the generation, storage, transportation, treatment or disposal of hazardous, toxic or polluting substances; has obtained and adhered to all necessary permits and other approvals necessary to store, dispose, and otherwise handle hazardous, toxic and polluting substances; has reported, to the extent required by federal, state and local law, all past and present sites where hazardous, toxic or polluting substances, if any, from the Corporation have been treated, stored or disposed. To the best of its knowledge, the Corporation has not transported any hazardous, toxic or polluting substances or arranged for the transportation of such substances to any location which is listed or proposed for listing under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act, as amended, ("RCRA"), or the Clean Water Act, as amended, ("CWA") or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Corporation for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA, RCRA or the CWA which could lead to a claim being made against Buyer or Corporation.

            (j) WORKING CAPITAL. The Corporation shall have sufficient Working Capital, as defined by Ford Motor Company standards applicable to the Corporation, on the date of this Agreement and continuing through the date of Closing, to meet the most recent requirements of Ford Motor Company prior to the date of this Agreement.

            (k) CONTRACTS. The Corporation has no contract or commitment extending beyond the Closing Date, or involving payment by the Corporation of more than $20,000.00 in the aggregate, except those listed on the attached EXHIBIT "F" which is made a part hereof. True and complete copies of all listed contracts have been delivered to the Buyer. The Corporation has complied with all the material provisions of all such contracts and commitments to which it is a party, and is not in default under any of them nor will the execution of this Agreement result in a default under any of such contracts.

            (l) TAX RETURNS. From the date hereof, and up to and including the Closing, the Corporation has paid or will timely pay when due all due and payable income, social security,


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withholding, sales, use, unemployment insurance and other taxes to all city, state and federal governments, and has paid or will timely pay, all due and payable premiums in satisfaction of their statutory obligations for workers' compensation insurance coverage. The Corporation has duly filed all federal, state and other tax returns required to be filed by it. All taxes, assessments and other governmental charges at any time known by the Corporation prior to the date hereof, to be due from or upon the Corporation or any of its income, property or assets have been duly paid, and no extensions for the time of payment have been requested. The Corporation has paid, or provided in its books, accruals or reserves adequate for the payment of all federal, state and other income, franchise and other tax liabilities relating to any actions taken by Corporation through the date of Closing. Shareholder hereby warrants and indemnifies Buyer or Corporation as to any future tax deficiencies, penalties and interest of Corporation not otherwise reserved for, relating to any transaction or event taking place prior to the Closing.

            (m) DIRECTOR AND OFFICERS; COMPENSATION; BANKS. The Corporation shall deliver to the Buyer within ten (10) days of the date of this Agreement a true and complete list, as of the date of this Agreement, certified by the Corporation's treasurer, showing: (i) the names of all the Corporation's directors and officers; (ii) the names and title of all persons whose are employed by the Corporation together with a statement of the full amount presently paid or payable to each such person for services rendered; (iii) the name of each bank in which the Corporation has an account or safe deposit box, and the names of all persons authorized to draw thereon, or to have access thereto; and (iv) the names of all persons holding powers of attorney from the Corporation and a summary statement of the terms thereof.

            (n) LITIGATION. Except as disclosed on EXHIBIT "G" for suits of a character incident to the normal conduct of the Corporation's business and involving not more than $2,500.00 in the aggregate, there is no litigation or proceeding pending, or to the Corporation's knowledge threatened, against or relating to the Corporation, its properties or business, nor does the Corporation know or have reasonable grounds to know of any basis for any such action, or of any governmental investigation relative to the Corporation, its properties or business.

            (o) LEASES, CONTRACTS AND LICENSES. Corporation represents and warrants that the transfer of the Stock in accordance with the terms of this Agreement will not constitute a prohibited assignment or transfer of any of the licenses, leases or contracts of the Corporation, and that all of the foregoing will remain in full force and effect without acceleration as a result of this transaction. Notwithstanding the foregoing, the parties acknowledge and agree that Ford Motor Company is required to acknowledge and consent to the Buyer as an acceptable owner of the Corporation together with its shareholders.

            (p) DISCLOSURE. To the best of the knowledge of the Corporation and/or Shareholder, after due investigation, no representation or warranty by the Corporation and/or Shareholder in this Agreement, nor any statement or certificate furnished or to be furnished to the Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


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            (q) LABOR MATTERS. Within the last three (3) years, Corporation has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called, or threatened to be called against Corporation and, to the best of its knowledge, Corporation has not violated any applicable federal or state law or regulation relating to labor or labor practices, and is not a party to any collective bargaining agreement.

            (r) PROFIT SHARING AND BENEFIT PLANS. Except as disclosed on EXHIBIT "H", there are no employee benefit plans and agreements maintained by Corporation for the benefit of its shareholders, officers, directors or employees. There are no contributions or payments due with respect to such plans or agreements, nor will any such contributions or payments be due or required to be paid on or prior to the Closing Date. To the best of its knowledge, Corporation is in compliance in all respects with the presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). To the best of its knowledge, no event which constitutes a reportable event as defined in Section 4043 of ERISA has occurred and is continuing with respect to any plan covered by ERISA. To the best of its knowledge, there would be no liability of Corporation under Subtitle D of Title IV of ERISA if any plan were terminated as of the Closing Date, and Corporation has not incurred any withdrawal liability to any multi-employer plan and does not have any contingent withdrawal liability to any multi-employer plan under ERISA, as amended by the Multi-employer Pension Plan Amendments Act of 1980.

            (s) DEALER AGREEMENT. No default presently exists under the Corporation's Dealer Agreement with Ford Motor Company and Corporation is in good standing under such Dealer Agreement. Neither the Corporation or Shareholder has any knowledge of a material change in Ford Motor Company marketing strategy in its area or the granting of any additional Ford dealership points, which are not already open and operating, within a fifty (50) mile radius of Bay County, Florida.

            (t) GUARANTEES. Corporation is not a guarantor, surety, endorser or accommodation party for any third party, or otherwise obligated for the debt of any person except as reflected in the March 31, 1997 Financial Statements.

         8. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Shareholder and the Corporation as follows:

            (a) INCORPORATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

            (b) AUTHORIZATION. Buyer has full legal right and corporate power to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by it. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency, or other laws affecting generally the rights of the creditors or by principals of equity. The execution and delivery of this Agreement by Buyer and the performance by Buyer of the transactions contemplated herein have been duly and validly authorized by all requisite corporate action of Buyer.


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


            (c) BROKERS AND FINDERS. No broker or finder has acted for Buyer in connection with this Agreement or the transactions contemplated by this Agreement and, no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Buyer.

            (d) CONSENTS AND APPROVALS. Neither the execution and deliver by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof will (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) result in a violation of any order, writ, injunction, decree, judgment, ruling, law, rule, or regulation of any court or governmental authority, applicable to Buyer, (iii) result in the breach of any note, bond, mortgage, indenture, deed of trust, trust, license, franchise, permit, contract, agreement or other instrument or commitment or obligation of Buyer, or (iv) require any consent, approval, authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or any other Person, except for such consents, approvals, authorizations, notices, declarations, filings or registrations which have been obtained, given or made, as the case may be, and which are unconditional and in full force and effect.

            (e) LITIGATION. There are no claims, actions, suits, inquiries, investigations or proceeding pending, or to the best of the knowledge of Buyer threatened or imminent, against Buyer which question or challenge the validity of this Agreement or any action taken or to be taken by Buyer pursuant hereto (other than any such claim, action, suit, inquiry, investigation or proceeding to which the Shareholder or their affiliates are a party or otherwise involved) before or by any court or governmental body.

            (f) NO MISREPRESENTATION OR OMISSION. No representation or warranty by the Buyer in this paragraph, or in any SCHEDULE, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

         9. CONDUCT OF BUSINESS PENDING CLOSING. The Shareholder and Corporation covenant that, pending the Closing:

            (a) The Corporation's business will be conducted only in the ordinary course and there shall be no acceleration of payment of any contract or change in rate of compensation payable to any employee in the form of a bonus or otherwise, other than commitments previously disclosed to Buyer in writing.

            (b) No change will be made in the Corporation's Articles of Incorporation or Bylaws, except as may be first approved in writing by the Buyer.
            (c) No change will be made in the Corporation's authorized or issued corporate shares.

            (d) No contract or commitment will be entered into by or on behalf of the Corporation, except normal commitments for the purchase of inventory, parts and supplies, without the Buyer's written approval.

            (e) No change will be made affecting the personnel, or banking or safe deposit arrangements of the Corporation without the Buyer's written approval.

            (f) Except as otherwise requested by the Buyer, the Shareholder will cause the Corporation to use its best efforts (without making any commitment on the Buyer's behalf) to preserve the Corporation's business organization intact; to keep available to the Corporation the services of its present employees; and to preserve for the Corporation the goodwill of its suppliers, customers, and others having business relations with the Corporation.

            (g) All debts will be paid as they become due.

            (h) No contract right of the Corporation will be waived without Buyer's written approval.

            (i) No uninsured material physical damage for loss will occur to the assets of the Corporation.

            (j) No obligations except current liabilities under contracts entered into the ordinary course of business will be incurred without Buyer's written approval.

         10. CORPORATION PERSONNEL. Except as to the Shareholder or as otherwise is provided in the Shareholder's Employment Agreement or as may be required by law, the Buyer shall have no obligation to employ Corporation's personnel after the Closing.

         11. CONDITIONS PRECEDENT. All obligations of the Buyer under this Agreement, are, at its option, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

            (a) FORD MOTOR COMPANY APPROVAL. Approval of the transaction by Ford Division of Ford Motor Company of the Buyer or its designee as the Dealer/Operator. The parties agree to use their best efforts to obtain such approval.

            (b) FINANCING. Corporation shall have obtained floor-plan financing in an amount sufficient to permit the Corporation to operate a Ford Dealership on terms as may be prevailing at the time of Closing. Buyer shall use reasonable efforts to cause the Corporation to obtain such financing, and the Letter of Credit and other funds referenced in Paragraph 1 above.

            (c) TITLE BINDER.

                (i) Not later than twenty (20) days after the execution of this Agreement, Buyer shall obtain at Shareholder's expense a title insurance binder (ALTA Form B) issued by a company reasonably acceptable to Buyer, agreeing to insure title in the Property with respect to a fee simple interest in Corporation's present facility in an amount of not less than One Million Dollars ($1,000,000.00), together with copies of all exceptions to title. Other than taxes for the year 1997 and subsequent years, Buyer shall have the unqualified right to approve all exceptions and matters of title, which shall in all respects be satisfactory to Buyer.

                (ii) Within ten (10) days after receipt of the binder, Buyer's counsel shall notify Corporation's counsel in writing of any matters in the binder which are unacceptable. Corporation shall then have twenty(20) days to cure defects or otherwise satisfy Buyer's concerns or to notify Buyer that the alleged defects cannot be cured by the exercise of reasonable diligence and/or the expenditure of not more than $100,000.00. If Corporation so notifies Buyer, Buyer shall have ten (10) days to cancel this Agreement and receive a refund of the earnest money deposit and all accrued interest or to waive the alleged defects and close.

            (d) HART-SCOTT-RODINO ANTITRUST ACT. All applicable waiting periods related to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired.

            (e) REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The Corporation's and Shareholder's representations and warranties contained in this Agreement shall be true in all material respects at the time of Closing.

            (f) PERFORMANCE. The Corporation shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

            (g) OFFICER'S CERTIFICATE. The Corporation has delivered to the Buyer a certificate of the Corporation's president and treasurer, certified by the Corporation's secretary, dated the Closing Date, certifying to the fulfillment of the conditions specified in subparagraphs (b) and (c) of this paragraph.

            (h) OPINION OF CORPORATION'S COUNSEL. The Corporation shall have delivered to the Buyer an opinion of the Corporation's counsel, Jack G. Williams, 502 Harmon Avenue, Panama City, Florida 32401, dated the Closing Date, that the Corporation's corporate existence, good standing, and authorized and issued stock are as stated in subparagraphs (a) and (b) of paragraph 7; and that, except as may be specified by such counsel, he does not know or have any reasonable grounds to know of any litigation, proceeding, or governmental investigation pending or threatened against, or relating to, the Corporation, its properties, or business.

            (i) HAZARDOUS WASTE INSPECTION. Within five (5) days of the date of full execution hereof, Buyer shall request a hazardous waste report (the "Report") from a registered environmental engineer to be delivered to Buyer. If the Report discloses that the Property or underlying ground water is contaminated with any hazardous or toxic substances, wastes, materials, pollutants or contaminants, Buyer shall have the right to terminate this Agreement and receive a refund of the Deposit. In the event that Buyer elects to terminate this Agreement, said election to terminate shall be of no force and effect if Corporation, within seven (7) days of receipt of Buyer's termination notice, notifies Buyer that it shall remove the hazardous substances from the said property at its sole cost and expense. If Corporation elects to remove the hazardous substances it shall be obligated to remove the hazardous substances from the contaminated area in accordance with applicable statutes, rules, ordinances and regulations which govern clean up of hazardous substances. In the event of an election by Corporation to clean up the Property, Corporation must provide Buyer with a certificate from a registered environmental engineer which states that any and all substances which have contaminated the Property or the underlying ground water have been removed in accordance with all applicable regulations.

         12. INDEMNIFICATION. The Shareholder shall indemnify and hold harmless the Corporation and the Buyer, at all times after the date of Closing of this Agreement, against and in respect of:

             (a) UNDISCLOSED LIABILITIES. All material liabilities of the Corporation of any nature, whether accrued, absolute, contingent, or otherwise, existing at Closing or thereafter arising out of facts or transactions existing or taking place prior to Closing, to the extent not reflected or reserved against in full in the Corporation's Closing Date Balance Sheet, including, without limitation, any tax liabilities to the extent not so reflected or reserved against, accrued in respect of, or measured by the Corporation's income for any period prior to Closing, or arising out of transactions entered into, or any state of facts existing, prior to such date;

             (b) INTERIM LIABILITIES. All material liabilities of, or claims against, the Corporation arising out of the conduct of the Corporation's business between March 31, 1997, and the Closing otherwise than in ordinary course, or arising out of any presently existing contract or commitment of the character described in subparagraph (k) of paragraph 7 and not listed therein, or arising out of any contract or commitment entered into or made by the Corporation between the date hereof and the Closing except as permitted by the provisions of subparagraph (d) of paragraph 7 and not reflected on the Closing Date Balance Sheet;

             (c) MISREPRESENTATION. Any damage or deficiency resulting from any material misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of the Corporation and/or Shareholder under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Buyer hereunder; and

             (d) INCIDENTAL EXPENSES. All actions, suits, proceedings, demands, assessments, judgment, costs, attorneys' fees (including appellate and bankruptcy proceedings), and expenses incident to any of the foregoing.

             (e) CLAIMS AGAINST THE SHAREHOLDER.

                 (1) In the event that Buyer seeks recourse to satisfy an indemnification obligation of Shareholder to Buyer pursuant to Paragraph 12 of this Agreement, Buyer shall submit to Shareholder a written statement (an "Indemnification Claim") conforming to the provisions of this Paragraph 12(e). Each Indemnification Claim:

                 (i) shall set forth the matter as to which indemnification is sought by Buyer, and the basis for Shareholder's indemnification obligation pursuant to Paragraph 12 of this Agreement, and

                 (ii) shall set forth the total amount of losses, liabilities, damages, cost and expenses suffered by Buyer with respect to such matter (or if such total amount is not then capable of precise determination, Buyer's good faith estimate of such total amount). The total of the specified losses, liabilities, damages, costs and expenses, or the total good faith estimate of such losses, liabilities, costs and expenses as referred to herein shall constitute the "total amount claimed" pursuant to such Indemnification Claim.

              (2) Notice of all Indemnification Claims hereunder shall be given within five (5) years of the Closing Date. Any Indemnification Claim as to which notice is not given within such five year period shall not be effective under this Agreement.

              (3) In the event Shareholder reasonably objects, in good faith, in whole or in part to any Indemnification Claim, Shareholder shall within fifteen
(15) calendar days after notice of an Indemnification Claim is given, deliver to the Buyer a written statement (an "Objection") setting forth in reasonable detail the basis of such objection, and the portion of the total amount claimed by Buyer pursuant to such Indemnification Claim which Shareholder disputes (the "Disputed Portion").

              (4) PAYMENT OF INDEMNIFICATION CLAIMS. The Shareholder shall make payments to the Buyer as follows:

                  (A) to Buyer of any portion of the Indemnification Claim that is not disputed by Shareholder; or

                  (B) to Buyer pursuant to an Arbitrator's Final Order ordering the Shareholder to make such payment; or

                  (C) to Buyer, in the total amount claimed pursuant to an Indemnification Claim if Shareholder has not filed with Buyer an Objection to such Indemnification Claim within the 15 day period set forth in paragraph (e)(2) above.

              (5) DISPUTES.

                  (i) Shareholder and Buyer agree to use their reasonable best efforts to resolve by good faith negotiation any and all disputes relating to an Indemnification Claim.

                  (ii) In the event that Buyer has made an Indemnification Claim and Shareholder has delivered a timely Objection thereto, and if Shareholder and Buyer are unable to resolve such dispute in accordance with paragraph (5)(i) above within 10 calendar days after delivery of Shareholder's Objection to such Indemnification Claim, then such dispute shall be referred to arbitration for final determination. Such arbitration shall be resolved before a single arbitrator in Florida in accordance with the commercial arbitration rules of the American Arbitration Association as then in effect. If Buyer and Shareholder cannot within 15 calendar days after the delivery of the Objection agree upon the selection of a single arbitrator, counsel for Shareholder shall select the arbitrator. The arbitrator shall allow Buyer and Shareholder to conduct reasonable discovery pursuant to the Federal Rules of Civil Procedure. The costs of arbitration shall be borne equally by Buyer and Shareholder except as the arbitrator may otherwise direct. The decision of the arbitrator (the "Arbitrator's Final Order") shall be binding on the parties to this Agreement and may be entered by any party in any court of competent jurisdiction. The determination of which party is the prevailing party in any arbitration shall be at the discretion of the arbitrator.

             (f) In the event that all payables of Buyer to Shareholder have been paid and the factory conducts any warranty or other type audit resulting in factory charge backs relating to Shareholder's operation of the Business, then Shareholder shall pay or reimburse Buyer for the amount of such charge backs subject to Shareholder's opportunity to review and have same justified.

         13. INDEMNIFICATION. The Buyer shall indemnify and hold harmless the Shareholder, at all times after the date of Closing of this Agreement, against and in respect of:

             (a) UNDISCLOSED LIABILITIES. All material liabilities of the Corporation of any nature, whether accrued, absolute, contingent, or otherwise, existing at Closing or thereafter arising out of facts or transactions taking place after the Closing, including any tax liabilities, accrued in respect of, or measured by the Corporation's income for any period after Closing, or arising out of transactions entered into, or any state of facts existing, after such date;

             (b) MISREPRESENTATION. Any damage or deficiency resulting from any material misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of the Buyer under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Shareholder hereunder; and

             (c) INCIDENTAL EXPENSES. All actions, suits, proceedings, demands, assessments, judgment, costs, attorneys' fees (including appellate and bankruptcy proceedings), and expenses incident to any of the foregoing.

             (d) CLAIMS AGAINST THE BUYER.

                 (1) In the event that Shareholder seeks recourse to satisfy an indemnification obligation of Buyer to Shareholder pursuant to Paragraph 13 of this Agreement, Shareholder shall submit to Buyer a written statement (an "Indemnification Claim") conforming to the provisions of this Paragraph 13(d). Each Indemnification Claim:

                     (i) shall set forth the matter as to which indemnification is sought by Shareholder, and the basis for Buyer's indemnification obligation pursuant to Paragraph 13 of this Agreement, and

                     (ii) shall set forth the total amount of losses, liabilities, damages, cost and expenses suffered by Shareholder with respect to such matter (or if such total amount is not then capable of precise determination, Shareholder's good faith estimate of such total amount). The total of the specified losses, liabilities, damages, costs and expenses, or the total good faith estimate of such losses, liabilities, costs and expenses as referred to herein shall constitute the "total amount claimed" pursuant to such Indemnification Claim.

                 (2) Notice of all Indemnification Claims hereunder shall be given within five (5) years of the Closing Date. Any Indemnification Claim as to which notice is not given within such five year period shall not be effective under this Agreement.

                 (3) In the event Buyer reasonably objects, in good faith, in whole or in part to any Indemnification Claim, Buyer shall within fifteen (15) calendar days after notice of an Indemnification Claim is given, deliver to the Shareholder a written statement (an "Objection") setting forth in reasonable detail the basis of such objection, and the portion of the total amount claimed by Shareholder pursuant to such Indemnification Claim which Buyer disputes (the "Disputed Portion").

                 (4) PAYMENT OF INDEMNIFICATION CLAIMS. The Buyer shall make payments to the Shareholder as follows:

                     (A) to Shareholder of any portion of the Indemnification Claim that is not disputed by Buyer; or

                     (B) to Shareholder pursuant to an Arbitrator's Final Order ordering the Buyer to make such payment; or

                     (C) to Shareholder, in the total amount claimed pursuant to an Indemnification Claim if Buyer has not filed with Shareholder an Objection to such Indemnification Claim within the 15 day period set forth in paragraph (d)(2) above.

                 (5) DISPUTES.


                     (i) Buyer and Shareholder agree to use their reasonable best efforts to resolve by good faith negotiation any and all disputes relating to an Indemnification Claim.

                     (ii) In the event that Shareholder has made an Indemnification Claim and Buyer has delivered a timely Objection thereto, and if Buyer and Shareholder are unable to resolve such dispute in accordance with paragraph (5)(i) above within 10 calendar days after delivery of Buyer's Objection to such Indemnification Claim, then such dispute shall be referred to arbitration for final determination. Such arbitration shall be resolved before a single arbitrator in Florida in accordance with the commercial arbitration rules of the American Arbitration Association as then in effect. If Shareholder and Buyer cannot within 15 calendar days after the delivery of the Objection agree upon the selection of a single arbitrator, counsel for Buyer shall select the arbitrator. The arbitrator shall allow Shareholder and Buyer to conduct reasonable discovery pursuant to the Federal Rules of Civil Procedure. The costs of arbitration shall be borne equally by Shareholder and Buyer except as the arbitrator may otherwise direct. The decision of the arbitrator (the "Arbitrator's Final Order") shall be binding on the parties to this Agreement and may be entered by any party in any court of competent jurisdiction. The determination of which party is the prevailing party in any arbitration shall be at the discretion of the arbitrator.

         14. HSR ACT FILINGS. To the extent such filings have not been completed prior to the execution of this Agreement, Buyer shall, in cooperation with the Corporation and Shareholder, file or cause to be filed any reports or notifications that may be required to be filed under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and Corporation and Shareholder shall furnish to the others all such information in their possession as may be necessary for the completion of the reports or notifications to be filed. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the Federal Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, the parties shall consult with each other. Buyer shall assist Shareholder with the preparation of the filing and be responsible for up to Five Thousand Dollars ($5,000.00) of Shareholder and Corporation's fees and costs associated with this filing. Buyer shall use its best efforts to obtain from the applicable governmental agency early termination of the waiting period related to the H.S.R. Act filing.

         15. BROKERAGE. The Corporation and Buyer each represent and warrant to the other that except for Shareholder's agreement with NCM Associates, Inc., all negotiations relative to this Agreement have been carried on by them directly with each other, without the intervention of any person, and each party shall indemnify the other and hold it harmless against and in respect of any claim for brokerage or other commissions relative to this Agreement, or to the transactions contemplated hereby, and also in respect of all expenses of any character incurred by such party in connection with this Agreement or such transactions.

         16. NON-COMPETITION AGREEMENT AND CONSULTING CONTRACT. The Buyer recognizes that the Shareholder, through his tenure as owner and operator of the Corporation and other dealerships has developed a valuable expertise in all phases of new automobile sales, service and financing, particularly in the Bay County area. An agreement not to compete (a non-competition agreement) shall be executed by the Shareholder providing that Shareholder shall not compete with the Corporation in all automotive related businesses within a radius of one hundred (100) miles of Bay County, Florida, for a period of five (5) years from the date of Closing. A Consulting Agreement shall provide for Shareholder to be a participant in Corporation's health plan and provide consulting services as defined therein including attending Department Head meetings for the Corporation when in the Bay County area. The consulting and non-competition agreement shall be in the form acceptable to Shareholder and Buyer to be attached hereto as EXHIBIT "I."

         17. TAX ELECTIONS. (a) The parties agree that upon completion of this transaction Corporation may file an election under Section 338 (h) (10) of the Internal Revenue Code to treat the sale hereunder as if the Corporation had sold all of its assets. Buyer agrees to be responsible for payment of any incremental taxes associated with any such Section 338 election.

             (b) The parties agree to allocate the taxable income or loss of the Corporation as if the Corporation's taxable year consisted of two (2) taxable years, the first of which ends on the date of the Closing, and the parties will file the appropriate election provided for under Section 1377 of the Internal Revenue Code.

         18. NATURE AND SURVIVAL OF REPRESENTATIONS. All statements contained in any certificate or other instrument delivered by or on behalf of the Corporation and\or Shareholder pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the Corporation and/or Shareholder hereunder. All representations, warranties, indemnitees, covenants, and agreements made by the Corporation and Shareholder in this Agreement, or pursuant hereto, shall be deemed joint and several, except as otherwise expressly stated, and shall survive the Closing and any investigation conducted in connection with this Agreement for a period of five
(5) years.

         19. POST OFFICE BOX, TELEPHONE NUMBER AND PERSONAL ITEMS. The Corporation's post office box number, P. O. Box ______, and telephone number 904-784-0400, shall remain the property of the Corporation. The Buyer agrees to turn over to Shareholder all mail of a purely personal nature to Shareholder on a daily basis or as otherwise requested by Shareholder. Shareholder shall be entitled to retain Shareholder's personal office items and awards.

         20. CLAIMS. Following the Closing, Shareholder shall have no claims against or be due any sums from Corporation except as otherwise provided pursuant to the terms of this Agreement and any related agreements. Nothing set forth in this Agreement shall prohibit or restrain the Shareholder or Corporation from engaging in financial activities or transaction between them prior to the Closing Date, including, without limitation, repayment of debt due to the Shareholder, payment of salary, bonus, and other compensation due to Shareholder, payment of rent, and payment of dividends of current or accumulated income of the Corporation.

         21. BENEFIT. This Agreement shall be binding upon, and inure to the benefit of, the respective legal representatives of the Shareholder, and the successors and assigns of the Buyer. Without limiting the foregoing, the Shareholder's rights hereunder may be enforced by it in its own name. In the event that the Buyer causes the assets and business of the Corporation to be transferred to some other corporation, the rights of the Buyer hereunder may be enforced by such other corporation in its own name. Without the written consent of the Shareholder, no such assignment may be made by the Corporation prior to the payment in full of the promissory note.

         22. ENFORCEMENT. This Contract may be enforced by a specific performance action by the Buyer if the Shareholder, without just cause, refuses to close this Agreement in addition to any other remedy Buyer may have at law or in equity.

         23. CONSTRUCTION. This Agreement shall be governed by the laws of the State of Florida.

         24. NOTICES. All notes, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered or mailed, first class postage prepaid, or delivered by overnight courier, if to Corporation or Shareholder, at

___________________________ with a copy to Stephen A. Bodzin, Esq., Bodzin and Golub, P.C., Suite 329, 1156 - 15th Street, N.W., Washington, D.C. 20005, or at such other address as either of them may have furnished to the Buyer in writing, or, if to the Buyer, 350 S. Lake Destiny Dr., #200, Orlando, Florida 32810, with a copy to: J. Gregory Humphries, Esq., Shutts & Bowen, L.L.P., 20 North Orange Ave., Suite 1000, Orlando, FL 32801-4626 or at such other addresses as Buyer may have furnished to Corporation in writing.

         25. EXPENSES. Each of the parties shall bear all expenses incurred by it in connection with this Agreement and in the consummation of the transactions contemplated hereby and in preparation thereof.

         26. ATTORNEYS' FEES. In the event it becomes necessary for either party to enforce the terms of this Agreement, the prevailing party shall be entitled, in addition to such damages or other relief as may be granted, to recover reasonable attorneys' fees and costs, such attorneys' fees to include those incurred on any appeal.

         27. COOPERATION. Shareholder is an authorized Ford "Dealer" and agrees to cooperate in assisting Buyer to obtain approval of Buyer as a Ford Dealer-Operator. Corporation agrees to retain at the Closing all of its rights and interest in any Ford parts returns privileges.

         28. DEMONSTRATORS. Shareholder shall be entitled to two (2) demonstrators for his use for five (5) years from the date of Closing as further set forth in the Consulting Agreement. The vehicles shall be provided as set forth in the Consulting Agreement.

         29. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought. The parties acknowledge that they have entered into a letter of intent dated April 30, 1997, which outlines the terms of this Agreement. The letter of intent requires the parties to act in good faith and to take certain actions with specified periods of time. The parties agree that nothing herein contained shall modify or alter the time periods or other provisions of the letter of intent not otherwise provided for herein.

Executed the day and year first above written.

Signed in the presence of:                     CORPORATION:

----------------------------------             COOK-WHITEHEAD FORD, INC.

Print Name:
          ------------------------
                                               By:
----------------------------------                ----------------------

Print Name:                                    Name:
          ----------------------                    --------------------
                                               Title:
                                                    --------------------
                                               SHAREHOLDER:
--------------------------------
Print Name:
           ---------------------               -------------------------
                                               CHARLES WHITEHEAD
--------------------------------
Print Name:
           ---------------------               BUYER:
                                               MEALEY ACQUISITIONS, INC.

--------------------------------
Print Name:
          ----------------------
                                               By:
--------------------------------                  ----------------------
Print Name:                                         DONALD C. MEALEY,
          ----------------------                    President

                                   EXHIBIT "A"
                                 Promissory Note

                                   EXHIBIT "B"
                            Escrow Deposit Agreement

                                   EXHIBIT "C"
                     Financial Statements of the Corporation

                                   EXHIBIT "D"
              Material Change in Corporation's Financial Condition

                                   EXHIBIT "E"
               Notice of Hazardous, Toxic or Polluting Substances

                                   EXHIBIT "F"
                                List of Contracts

                                   EXHIBIT "G"
                                   Litigation

                                   EXHIBIT "H"
                        Profit Sharing and Benefit Plans

                                   EXHIBIT "I"
                Non-Competition Agreement and Consulting Contract

                                  SCHEDULE "1"
                  Parts, Accessories and Miscellaneous Supplies

                                  SCHEDULE "2"
                         New and Demonstrator Inventory

                                  SCHEDULE "3"
                             Used Vehicles Inventory